THIRD ADDENDUM TO MASTER CUSTODIAN AGREEMENT



THIS THIRD ADDENDUM ("Addendum") to that certain Master Custodian Agreement (the "Agreement") dated June 22, 2001, as amended, by and between The Nottingham Management Company (the "Administrator") and Wachovia Bank, NA (successor by merger to First Union National Bank) (the "Bank"). All defined terms in this Addendum shall have the same meaning as in the Agreement unless specifically stated otherwise. In the event there are any inconsistencies between the Agreement and this Addendum, the provisions of this Addendum control:


1. The Administrator and Bank wish to add the following new Trust to the Agreement and modify Exhibit A of the Agreement accordingly.

     a. Exhibit A is hereby modified and amended by the adding the following Trust to Exhibit A:

          "CM  Advisers Family of Funds"


IN WITNESS WHEREOF, the parties, in consideration of the mutual promises herein and other good and valuable consideration, have caused this Addendum to be executed by their duly authorized officers effective this 7th day of May, 2003.


THE NOTTINGHAM MANAGEMENT COMPANY                           WACHOVIA BANK, NA

By: /s/ C. Frank Watson III                                 By: /s/ Ellen Krause
    ________________________                                    ________________
Its: President                                              Its: Vice President